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                                                               EXHIBIT 21.1


                     SUBSIDIARIES OF DOANE PET CARE COMPANY

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                                                JURISDICTION OF       PERCENTAGE
NAME                                            FORMATION             OWNED
----                                            ---------             -----
DPC Investment Corp                               Delaware               100%

Doane Pet Care (Europe) ApS                       Denmark                100%

A/S Arovit Pet Food                               Denmark                100%

DPC International Limited                         United Kingdom         100%

Ipes Iberica, S.A.                                Spain                  100%

Doane Pet Care (UK) Limited                       United Kingdom         100%

Arovit Petfood Deutschland G.m.b.H.               Germany                100%

A/S Arovit Petfood Norway                         Norway                 100%

Arovit Petfood France s.a.r.l.                    France                 100%

Arovit Petfood Italia S.R.L.                      Italy                  100%

Arovit Petfood Spain, S.A.                        Spain                  100%

Arovit Petfood UK Ltd.                            United Kingdom         100%

Arovit Petfood Benelux B.V.                       The Netherlands        100%

Carat Tiernahrungsgesellschaft m.b.H.             Austria                100%

Pyramid Pet Equipment ApS                         Denmark                100%

Doane/Windy Hill Joint Venture L.L.C.             Texas                  100%

ZAO Crona                                         Russia                  51%

Effeffe S.p.A.                                    Italy                   50%

Doane International Pet Products LLC              Delaware                50%

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